                                                                   EXHIBIT 10.26

                     REAL ESTATE PURCHASE AND SALE AGREEMENT



                        PRINCIPAL LIFE INSURANCE COMPANY

                                     SELLER



                                       and



                      FIRST POTOMAC REALTY INVESTMENT, L.P.

                                      BUYER

                                    INDEX TO

                     REAL ESTATE PURCHASE AND SALE AGREEMENT



1.    Property Included in Sale............................................    1


2.    Purchase Price/Remedies..............................................    2


3.    Title to the Property................................................    3


4.    Buyer's Due Diligence................................................    3


5.    Buyer's Conditions to Closing........................................    6


6.    Seller's Conditions to Closing.......................................    7


7.    The Closing..........................................................    8


8.    Representations and Warranties.......................................   12


9.    Indemnification......................................................   14


10.   Condition of Property................................................   15


11.   Possession...........................................................   16


12.   Tax-Deferred Exchange................................................   16


13.   Miscellaneous........................................................   17


                     REAL ESTATE PURCHASE AND SALE AGREEMENT

      THIS REAL ESTATE PURCHASE AND SALE AGREEMENT (the "Agreement"), is made as of the 10th day of September, 2003 (the "Agreement Date") by and between PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, herein referred to as "Seller" and FIRST POTOMAC REALTY INVESTMENT, L.P., a Delaware limited partnership herein referred to as "Buyer."

                                R E C I T A L S:

      WHEREAS, Seller desires to sell certain improved real property along with certain related personal and intangible property, and Buyer desires to purchase said real, personal and intangible property on the terms and conditions set forth herein;

      NOW, THEREFORE, in consideration of the foregoing and the mutual undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Buyer and Seller hereby agree as follows:

      1. Property Included in Sale. Seller hereby agrees to sell and convey to Buyer, and Buyer hereby agrees to purchase from Seller, the following:

            (a) that certain real property commonly known as Technology Park 1001-1063 Technology Park, Glen Allen, VA 23060 and more particularly described in EXHIBIT A attached hereto (the "Real Property");

            (b) Seller's interest in all rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances as well as all development rights, air rights, water, water rights (and water stock, if any) relating to the Real Property and any easements, rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property;

            (c) Seller's interest in all improvements and fixtures located on the Real Property, including all buildings and structures presently located on the Real Property, all apparatus, equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility services, refrigeration, ventilation, garbage disposal, recreation or other services on the Real Property (all of which are collectively referred to as the "Improvements");

            (d) Seller's interest in any tangible or intangible personal property owned by Seller and used in the ownership, use and operation of the Real Property and Improvements, including, without limitation, the right to use any trade name (excepting those including the name "Principal") now used in connection with the Real Property (the "Personal Property") and any contract or lease rights, agreements, utility contracts, management, maintenance and service contracts or other rights relating to the ownership, use and operation of the Real Property.

      All of the items referred to in subparagraphs (a), (b), (c) and (d) above are hereinafter collectively referred to as the "Property."

      2. Purchase Price/Remedies.

            (a) The total purchase price (the "Purchase Price") for the Property is Nine Million Five Hundred Twenty-Five Thousand and No/100 Dollars ($9,525,000.00). The Purchase Price is payable by wire transfer of immediately available funds in U.S. dollars via the federal bank wire transfer system deliverable no later than 12:00 p.m. Central time on the Closing Date (as defined herein) to LandAmerica, National Commercial Services, 10 South LaSalle Street, Suite 2500, Chicago, Illinois 60603, Attn: Thomas M. Gray, Vice President (telephone: 312/553-6900; fax: 312/553-6910) (the "Title Company") at Closing.

            (b) Within three (3) business days of the Agreement Date, Buyer shall deposit into escrow with the Title Company the sum of $100,000.00 as the earnest money deposit (the "Initial Deposit"). Provided that Buyer has not terminated this Agreement prior to the Approval Date (as hereinafter defined), Buyer shall deposit an additional $100,000.00 ("Additional Deposit") within two
(2) business days after the Approval Date. (The Initial Deposit and the Additional Deposit are collectively referred to herein as the "Deposit".) Any interest earned by the Deposit shall be considered part of the Deposit. Except as otherwise provided in this Agreement, the Deposit shall be held by the Title Company in a federally insured interest bearing account and applied against the cash portion of the Purchase Price at Closing.

            (c) In the event that Buyer shall be in default hereunder other than a default for failure to pay the Purchase Price, Seller's sole and exclusive remedy shall be to deliver written notice to Buyer within FIVE (5) BUSINESS DAYS of learning of such default, stating with particularity the alleged default of Buyer and the action required by Buyer to cure such default, and stating Seller's intent to terminate this Agreement if the default is not cured, whereupon Buyer shall have TEN (10) BUSINESS DAYS after receipt of such written notice in which to cure the alleged default to Seller's reasonable satisfaction and to thereby prevent termination of this Agreement (and the Closing Date shall be delayed, if necessary, until the end of such TEN (10) BUSINESS DAY period), or in the event such default is not cured within such TEN (10) BUSINESS DAY period, terminate this Agreement by written notice to Buyer and the Title Company. In the event the purchase and sale provided for under this Agreement does not close due to a breach by Buyer, Buyer and Seller hereby agree that Seller will be damaged thereby. Therefore, Seller and Buyer hereby agree that the Deposit shall represent and be liquidated damages payable to Seller in such event as a fair and reasonable sum to recompense Seller in light of Seller's removal of the Property from the market and the costs incurred, labor and services performed and the loss of its bargain, all of which are difficult to ascertain. These liquidated damages shall constitute Seller's sole and exclusive remedy except for those certain indemnifications of Seller by Buyer otherwise provided for in this Agreement

            (d) In the event that Seller shall be in default hereunder, Buyer's sole and exclusive remedy shall be either: (i) deliver a written notice to Seller within FIVE (5) BUSINESS DAYS of learning of such default, stating with particularity the alleged default of Seller and the action required by Seller to cure such default, and stating Buyer's intent to terminate this Agreement if the default is not cured, whereupon Seller shall have TEN (10) BUSINESS DAYS after receipt of such written notice in which to cure the alleged default to Buyer's reasonable satisfaction and to thereby prevent termination of this Agreement (and the Closing Date shall be delayed, if necessary, until the end of such TEN (10) BUSINESS DAY period), or in the event such default is not cured within such TEN (10) BUSINESS DAY period, terminate this Agreement by written notice to Seller and the Title Company, in which case the Deposit shall be returned to Buyer; or (ii) if Seller's default results from its failure to transfer possession and title to the Property to Buyer at Closing, enforce specific performance and recover reasonable attorneys fees incurred in such action. In the event of termination pursuant to item (i), Seller agrees to reimburse Buyer for its reasonable and verifiable out of pocket due diligence expenses up to a maximum of $25,000.00, including but not limited to title and survey expenses, third party report expenses and reasonable attorney's fees. In no event under (i) or (ii) above shall Seller be liable to Buyer for any actual, punitive, speculative, consequential or other damages.

      3. Title to the Property. At the Closing, Seller shall convey to Buyer and Buyer shall accept marketable and insurable fee simple title to the Real Property, all rights, privileges and easements appurtenant thereto, and to the Improvements, by duly executed and acknowledged Deed of Bargain and Sale in the form attached hereto as EXHIBIT H (the "Deed"). Evidence of delivery of marketable and insurable fee simple title shall be the issuance of a current ALTA Owner's Policy of Title Insurance (the "Title Policy"), in the full amount of the Purchase Price by the Title Company, insuring fee simple title to the Real Property, Improvements, and appurtenant rights, privileges and easements, in the Buyer.

      4. Buyer's Due Diligence. Buyer shall be allowed to conduct the following due diligence prior to purchasing the Property:

            (a) Buyer's review of title to the Property as shown on an existing owner's policy along with all documents referred to as exceptions on Schedule B (the "Title Policy") from the Title Company and an existing as-built survey showing the location of all improvements and recorded easements on the Property (the "Survey"), both of which shall be delivered by Seller with the other Due Diligence Items. Within ten (10) days of the Agreement Date, Buyer may approve or disapprove (in its sole and absolute discretion) the Title Documents for the Property by delivering written notice to Seller ("Buyer's Title Notice") specifying each title defect or matter for which Buyer is requesting a cure by Seller ("Title Defect") and each Title Company requirement ("Title Requirement") which Buyer is requesting Seller to satisfy in order for the Buyer's Title Policy to be issued for the Property at Closing. Buyer's failure to deliver Buyer's Title Notice to Seller within the time period specified above shall be a conclusive presumption that Buyer has approved the Title Documents and this Agreement shall remain in full force and effect. Buyer shall have the option to order a preliminary title report ("Title Report") and an updated Survey at Buyer's expense so long as any title objections based thereon (the "Second Buyer's Title Notice") are delivered in writing to Seller five (5) days prior to the Approval Date along with copies of the Title Report and updated survey. Within five (5) business days after receiving Buyer's Title Notice or the Second Buyer's Notice, Seller shall deliver to Buyer written notice ("Seller's Title Notice") of those Title Defects which Seller covenants and agrees to either eliminate or cure to Buyer's satisfaction by the Closing Date and those Title Requirements which Seller agrees to satisfy by the Closing Date. Seller's failure to deliver Seller's Title Notice to Buyer within the time period specified above shall be deemed to constitute Seller's election not to eliminate or cure any such Title Defect or to satisfy any such Title Requirements. If Seller elects (or is deemed to have elected) not to eliminate or cure any Title Defects or to not satisfy any Title Requirements, the Buyer shall have the right, by written notice delivered to Seller within five (5) business days of Seller's Title Notice or within five (5) business days after the expiration of the time period during which Seller is entitled to deliver Seller's Title Notice, whichever occurs first, to either (i) waive its prior notice as to the Title Defects which Seller has elected not to cure and those Title Requirements which Seller has elected not to satisfy, or (ii) terminate this Agreement as provided later in this section. Buyer's failure to deliver any written notice within such five (5) business day period shall be a conclusive presumption that Buyer has approved the Title Documents and this Agreement shall remain in full force and effect. Notwithstanding anything to the contrary in this Section 4(a), Seller shall satisfy mortgages, real estate taxes or assessments due and owing, and final, nonappealable judgments against Seller or other monetary liens secured by or affecting the Property which can be satisfied by payment of liquidated amounts. Seller shall be allowed to bond over any judgments or other monetary liens while appeals are pending.

            (b) Buyer's review of the operating statements of the Property only for the previous two (2) calendar years as well as the current calendar year-to-date, provided same are available and in Seller's actual possession.

            (c) Buyer's review of copies of any tenant leases, and any amendments and modifications thereto, currently in the possession of the Seller or in possession of Seller's property manager.

            (d) Buyer's review of copies of any site plans and building drawings and specifications currently in the possession of the Seller.

            (e) Buyer's review of copies of any management, maintenance and service agreements currently in force and in the possession of the Seller. Buyer shall provide written notice to Seller no less than three (3) business days prior to the Approval Date of those agreements Buyer wishes to assume. In the absence of such notice, Seller shall terminate all agreements.

            (f) Buyer's review of environmental reports relating to the Property listed herein attached on SCHEDULE I prepared for Seller. Seller is providing such reports to Buyer for informational purposes only and Buyer shall not rely on such reports in determining whether to purchase the Property. In the event the transaction contemplated herein does not close for any reason whatsoever, Buyer shall immediately return the reports to Seller.

            (g) Buyer's on-site review of any and all documents relating to the Property, including, but not limited to correspondence between Seller and tenants, but excluding any internal projections prepared by Seller or the third-party property manager for Seller and any information protected by attorney-client privilege.

      The items referred to above in subparagraphs 4(a)-(f) and any other items provided by Seller to Buyer shall be collectively referred to as the "Due Diligence Items." Seller provided the Due Diligence Items on September 4, 2003 (the "Delivery Date").

            (g) Buyer's review of the rent roll. Seller is providing such rent roll to Buyer for informational purposes only and Buyer shall independently confirm the accuracy and content thereof.

            (h) Buyer interview of tenant. Seller shall allow Buyer to interview any tenant during normal business hours upon reasonable notice provided, interviews are conducted in the presence of the Seller's property manager or designated representative.

            (i) Buyer's review of the physical and environmental characteristics and condition of the Property. Seller agrees to provide Buyer access to the Property following the Agreement Date for the purpose of performing, at Buyer's sole cost and expense, studies, physical inspections, investigations and tests on the Property (the "Tests") provided that no such Tests shall be conducted without at least two (2) business days prior written notice to Seller and Seller's prior approval of such Tests, which approval shall not be unreasonably withheld. Buyer's access is further conditioned on Buyer providing Seller with certificates of insurance listing Seller as an additional insured on all insurance policies evidencing that Buyer's agents or contractors performing said Tests have insurance in types and amounts satisfactory to Seller as determined by Seller in its reasonable discretion. Buyer shall be required to conduct such Tests in a manner as to not disturb or interfere with the current use of the Property and upon completion of such Tests, Buyer agrees at its sole cost to restore the Property to the condition it was in immediately prior to such Tests, including, but not limited to the immediate removal of anything placed on the Property in connection with such Tests. Copies of any reports, letters or other written information generated as a result of such Tests shall be provided to Seller if the sale contemplated by this Agreement does not close for any reason. Buyer shall indemnify, defend (with counsel reasonably satisfactory to Seller), protect, and hold Seller harmless from and against any and all liability, loss, cost, damage, or expense (including, without limitation, attorney's fees and costs) which Seller may sustain or incur by reason of or in connection with any Tests made by Buyer or Buyer's agents or contractors relating to or in connection with the Property, or entries by Buyer or its agents or contractors onto the Property. Notwithstanding any provision to the contrary in this Agreement, the indemnity obligations of Buyer under this Agreement shall survive any termination of this Agreement or the delivery of the deed and the transfer of title pursuant to this Agreement.

            Notwithstanding certain contingencies listed above, Buyer shall have the sole right to terminate this Agreement on or before the Approval Date for any reason or no reason whatsoever.

             If on or before 5:00 p.m. Central time on the date which is THIRTY
(30) DAYS after the Agreement Date (the "Approval Date"), Buyer disapproves any of the Due Diligence Items, the physical and environmental condition of the Property, or for any reason or no reason determines not to consummate the transaction contemplated by this Agreement, by providing Seller with written notice, this Agreement shall terminate without any liability on the part of either party, except for Buyer's indemnity obligations set forth in paragraph 4(i) above. In the event of such termination, the Initial Deposit, shall be returned to Buyer provided Buyer agrees to promptly return to Seller all Due Diligence Items and any copies of same. If by 5:00 p.m. Central time on the Approval Date Buyer approves the Due Diligence Items and the physical and environmental condition of the Property by providing Seller with written notice, then this Agreement shall remain in full force and effect the Buyer shall deposit the Additional Deposit as set forth in paragraph 2(b) above, and the Deposit shall be held by the Title Company and credited to Seller as provided herein. If by 5:00 p.m. Central time on the Approval Date Buyer does not waive or deem satisfied in writing the Due Diligence Items and the physical and environmental condition of the Property, there shall be a conclusive presumption that Buyer has approved the Due Diligence Items and the physical and environmental condition of the Property, this Agreement shall remain in full force and effect, the Buyer shall deposit the Additional Deposit as set forth in paragraph 2(b) above, and the Deposit shall be held by the Title Company and credited to the Seller as provided herein.

      5. Buyer's Conditions to Closing. The following conditions are conditions precedent to Buyer's obligation to purchase the Property:

            (a) Seller maintaining the Property in its present condition until Closing, reasonable wear and tear excepted. In the event that, prior to Closing, the Property, or any part thereof, is destroyed or materially damaged, and such damage exceeds $150,000.00, or if condemnation proceedings are commenced against the Property, Buyer shall have the right, exercisable by giving notice of such decision to Seller within ten (10) business days after receiving written notice of such damage, destruction or condemnation proceedings, to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder. In the event of such termination, the Deposit shall be returned to Buyer. If Buyer elects to accept the Property in its then condition, all proceeds of insurance or condemnation awards payable to Seller by reason of such damage, destruction or condemnation shall be paid or assigned to Buyer and Seller shall credit the Purchase Price to the extent of any deductible under any policies of insurance, which credit shall not exceed the amount of such damages. In the event the casualty damage to the Property is $150,000.00 or less, or the condemnation proceedings do not materially adversely affect access to the Property, or cause the Property to be in violation of applicable zoning laws or parking and/or setback requirements (which cannot be cured prior to, or in a reasonable time after Closing and at an immaterial cost), Buyer shall accept the Property in its then condition and proceed with the purchase, in which case Buyer shall accept payment or assignment of applicable insurance proceeds, if any, from policies of insurance maintained and paid for by Seller covering the Property up to the amount necessary to make the necessary repairs or restorations and Seller shall credit the Purchase Price to the extent of any deductible under any policies of insurance, which credit shall not exceed the amount of such damages.

            (b) Delivery by Seller at Closing of tenant estoppel certificates in the form attached hereto as EXHIBIT I (the "Tenant Estoppel Certificates") from tenants occupying at least eighty percent (80%) of the leasable space of the Property and which must include a Tenant Estoppel Certificate from each tenant occupying more than 5,000 square feet of leaseable space.

            (c) Delivery by Seller of Subordination, Non-Disturbance and Attornment Agreements executed by each of the tenants as required by Buyer or Buyer's lender, to be in a form and content acceptable to Seller.

            (d) Delivery by Seller at Closing of an updated rent roll.

            (e) Delivery by Seller at Closing of the Deed.

            (f) Delivery by Seller of the Assignment and Assumption of Leases in the form attached hereto as EXHIBIT B.

            (g) Delivery by Seller of an Assignment of Warranties, Guaranties and Service Contracts in the form attached hereto as EXHIBIT G.

            (h) Delivery by Seller to Buyer, on or before the Approval Date, of an amendment to the existing lease (as approved by Buyer in accordance with Section 9) with Professional Products executed by Seller and Professional Products evidencing the conversion of such lease from a full service lease to a triple net lease. Any Tenant Inducement Costs (as defined in Section 8(a)(viii)) and Leasing Commissions (as defined in Section 8(a)(viii)) arising out of relating to such lease amendment shall be paid by Seller on or before the Closing as provided in Section 7(e)(ii).

            (i) Performance by Seller as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Seller pursuant to this Agreement.

              In the event that the conditions set forth above in this paragraph 5 are not satisfied (and Buyer is not otherwise in default of this Agreement), Buyer may terminate this Agreement, subject to paragraph 2(d) hereof, or waive satisfaction of the condition and close escrow in either instance by giving written notice to Seller. In the event of such termination, for reasons described in (b) - (h) above, the Deposit shall be returned to Buyer.

      6. Seller's Conditions to Closing. The following conditions are conditions precedent to Seller's obligation to sell the Property:

            (a) The approval of the applicable committee of Seller (the "Committee"), which Seller will seek prior to the Approval Date. Seller makes no representation with regard to the likelihood of approval of this Agreement or the transaction contemplated herein by its Committee. If for any reason Seller's Committee does not approve this Agreement or the transaction contemplated herein on or before the Approval Date, this Agreement shall terminate, the Title Company shall return the Deposit to Buyer and neither party shall have any further obligations or rights hereunder. Notwithstanding the above, in the event of such termination, Seller agrees to reimburse Buyer for its reasonable and verifiable out of pocket due diligence expenses up to a maximum of $25,000.00, including but not limited to title and survey expenses, third party report expenses and reasonable attorney's fees.


            (b) Delivery by Buyer at Closing of the Purchase Price and the executed Assignment and Assumption of Leases in the form attached hereto as Exhibit B and the executed Assignment of Warranties, Guaranties and Service Contracts in the form attached hereto as Exhibit G.

            (c) Performance by Buyer as and when required by this Agreement of each and every term, covenant, condition and agreement required to be performed by Buyer pursuant to this Agreement.

             In the event that the conditions in this paragraph 6 are not satisfied (and Seller is not otherwise in default of this Agreement), Seller may elect, at its sole discretion, to terminate this Agreement or waive satisfaction of the condition and close escrow. In the event of such termination, for reasons described in (b) or (c) above, the Deposit shall be retained by Seller and shall be non-refundable to the Buyer.

      7. The Closing.

            (a) The Closing hereunder shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made at the offices of the Title Company on the thirtieth (30th) day after the Approval Date, or such other date prior thereto as Buyer and Seller may mutually agree in writing (the "Closing Date"). Except as otherwise provided herein, such date may not be extended without the prior written approval of both Seller and Buyer. In the event the Closing does not occur on or before the Closing Date, the Title Company shall, subject to the provisions of paragraph 2, and unless it is notified by both parties to the contrary, within five (5) business days after the Closing Date, return to the depositor thereof items which may have been deposited pursuant to this Agreement. Any such return shall not, however, relieve either party hereto of any liability it may have for its wrongful failure to close.

            (b) At or before the Closing, Seller shall deliver to escrow the following:

            (i) the Tenant Estoppel Certificates and the Subordination, Non-Disturbance and Attornment Agreements, as required by paragraph 5 above.

            (ii) the Deed conveying to the Buyer the Property as required by paragraph 3 above;

            (iii) originals or copies of all leases (and amendments thereto, if any) in Seller's actual and physical possession covering any portion of the Property, any security deposits relating thereto in Seller's possession, and an executed Assignment and Assumption of Leases in the form attached hereto as Exhibit B;

            (iv) Seller's Non-Foreign Certification in the form attached as EXHIBIT C;

            (v) individual notices addressed to each of the tenants at the Property in the form attached as EXHIBIT D, executed by Seller;

            (vi) the executed Assignment of Warranties, Guaranties and Service Contracts in the form attached hereto as EXHIBIT G;

            (vii) To the extent in Seller's possession and not already located at the Property, keys to all entrance doors to, and equipment and utility rooms located in, the Property, subject to the terms of any tenant leases;

            (viii) To the extent in Seller's possession and not already located at the Property, all licenses or other governmental authorizations relating to the Property;

            (ix) To the extent in Seller's possession, plans and specifications relating to the Improvements.

            (x) A standard-form Seller's affidavit, against mechanics liens and against parties in possession, and such other documents, if any, as may be required by the title company, on forms customarily used by the title company, in order to issue a title policy reasonably acceptable to the Buyer. and

      Buyer may waive compliance on Seller's part under any of the foregoing items by an instrument in writing.

            (c) At or before the Closing, Buyer shall deliver to escrow the Purchase Price and an executed Assignment and Assumption of Leases in the form attached hereto as Exhibit B.

            (d) Seller and Buyer shall each deposit such other instruments as are reasonably required by the escrow holder to close the escrow and consummate the purchase of the Property in accordance with the terms hereof.

            (e) Prorations

            (i) In each proration set forth below, the portion thereof applicable to the period beginning at 12:01 a.m. on the date the deed is recorded shall be credited to Buyer and the portion thereof applicable to the period ending at such time shall be credited to Seller. Prorations shall be calculated on the basis of a 365-day year.

                  (A) Collected Rent. All collected rent (excluding tenant reimbursements for Operating Expenses) and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated as of the Closing. Buyer shall be credited with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Any rent received by Seller after the Closing with respect to time periods after the Closing shall be delivered to Buyer within ten (10) days of Seller's receipt. Buyer shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Buyer for its period of ownership and to those reasonable attorney fees incurred by Buyer in collecting said amount, remitting the balance, if any, to Seller. Buyer will make reasonable efforts, without suit, to collect any rents from tenants in occupancy at Closing applicable to the period before Closing. Seller may pursue collection as to any rent not collected by Buyer within 6 months following the Closing Date, provided that Seller shall have no right to terminate any Lease or any tenant's occupancy under any Lease in connection therewith. Seller is not restricted in any way from collecting any rent or other income owed by past tenants who are no longer in occupancy at Closing.

                  (B) Operating Expenses. Seller, as landlord under the Leases, may be currently collecting from tenants under the Leases additional rent to cover taxes, insurance, utilities (to the extent not paid directly by tenants), common area maintenance and other operating costs and expenses (collectively, "Operating Expenses") in connection with the ownership, operation, maintenance and management of the Real Property. Seller and Buyer shall each receive a debit or credit, as the case may be, for the difference between the tenants' current account balances for Operating Expenses and amount of Operating Expenses reimbursable to Seller. The parties shall reasonably estimate Operating Expenses for Seller's period of ownership if final bills are not available. Those Operating Expenses being paid directly by tenant shall not be prorated. Operating Expenses that are not payable by tenants either directly or reimbursable under the Leases shall be prorated between Seller and Buyer on an accrual basis.

                  (C) Taxes and Assessments. Real estate taxes and assessments imposed by governmental authority that are not yet due and payable and that are not reimbursable by tenants under the Leases as Operating Expenses shall be prorated as of the Closing based upon the most recent ascertainable assessed values and tax rates. Seller shall receive a credit for any taxes and assessments paid by Seller and applicable to any period after the Closing. All refunds or tax savings relating to real estate taxes shall inure to the benefit of Seller if such refunds or tax savings relate to any period for which Seller owned the Property. Buyer shall remit to Seller any such refund or tax savings relating to such period immediately upon Buyer's receipt, after deducting any amounts due to tenants under the Leases. Any additional taxes relating to the year of Closing or prior years arising out of a change in the use of the Property by Buyer or the change in ownership contemplated by this Agreement shall be assumed by Buyer effective as of Closing and paid by Buyer when due and payable, and Buyer shall indemnify Seller from and against any and all such taxes, which indemnification obligation shall survive the Closing.

                  (D) Final Adjustment After Closing. If final prorations cannot be made at Closing for any item being prorated under this section, then Buyer and Seller agree to allocate such items on an accrual basis as soon as invoices or bills are available and applicable reconciliation with tenants have been completed, with final adjustment to be made no later than forty-five (45) days after Closing. Income and expenses shall be received and paid by the parties on an accrual basis with respect to their period of ownership. Seller shall not, however, be charged for any increase in Operating Expenses due to increased costs incurred by Buyer in respect of such subsequent to the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. Each party shall have reasonable access to, and the right to inspect and audit the other party's supporting documentation to confirm the final prorations; provided at least three (3) business days advance notice is given by the auditing party to the audited party.

            (ii) Leasing Commissions and Cost of Tenant Finish. Any Tenant Inducement Costs and Leasing Commissions paid or incurred by Seller prior to the Agreement Date shall remain Seller's obligation, and shall be paid by Seller at Closing. Any Tenant Inducement Costs and Leasing Commissions paid or incurred by Seller after the Agreement Date and prior to Closing, except those relating to Professional Products (conversion of lease from a full service lease to a triple net lease) which shall remain Seller's obligation, shall be Buyer's obligation, provided Buyer approved such leases pursuant to Paragraph 9 below. As provided in Section 5(h), on or before the Approval Date, Seller shall deliver to Buyer an amendment to the existing lease (as approved by Buyer in accordance with Section 9) with Professional Products executed by Seller and Professional Products evidencing the conversion of such lease from a full service lease to a triple net lease.

            (iii) Tenant Deposits. All tenant security deposits actually received by Seller (and interest thereon if required by law or contract to be earned thereon) and not theretofore applied to tenant obligations under the Leases shall be transferred or credited to Buyer at Closing or placed in escrow if required by law. As of the Closing, Buyer shall assume Seller's obligations related to tenant security deposits. Buyer will indemnify, defend, and hold Seller harmless from and against all demands and claims made by tenants with respect to any security deposits and will reimburse Seller for all attorneys' fees incurred or that may be incurred as a result of any such claims or demands as well as for all loss, expenses, verdicts, judgments, settlements, interest, costs and other expenses incurred or that may be incurred by Seller as a result of any such claims or demands by tenants. A list of Tenant Deposits held by Seller is attached as SCHEDULE II.

            (iv) Utility Deposits. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies. Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

            (v) Insurance. The fire, hazard, and other insurance policies relating to the Property shall be cancelled by Seller as of the Closing Date and shall not, under any circumstances, be assigned to Buyer. All unearned premiums for fire and any additional hazard insurance premium or other insurance policy premiums with respect to the Property shall be retained by Seller.

            (f) The costs incurred in this transaction shall be allocated as follows:

                  (i) Buyer shall pay standard rates for Buyer's Title Policy. Buyer shall pay for any special endorsements to the title policy and any extended coverage.

                  (ii) Buyer shall pay the cost of any UCC searches applicable to the sale.

                  (iii) Buyer shall pay the cost of any recording fees
                        applicable to the sale.

                  (iv) Buyer shall pay the cost of any documentary stamps applicable to the sale.

                  (v) Buyer shall pay the cost of any mortgage taxes applicable to the sale.

                  (vi) Buyer and Seller shall each pay half the cost of any grantor's tax, and/or recordation applicable to the sale.

                  (vii) Buyer shall pay the cost of any update of the Survey and the Title Report.

                  (viii) Each party shall pay its own accountant's and legal fees and expenses.

      8. Representations and Warranties.


            (a) Seller hereby represents and warrants to Buyer as follows:

              (i) Seller is a corporation duly organized and validly existing under the laws of the State of Iowa and is in good standing under the laws of the state in which the Property is located.

              (ii) All closing documents executed by Seller which are to be delivered to Buyer at the Closing are or at the Closing will be duly authorized, executed, and delivered by Seller, are or at the Closing will be legal, valid, and binding obligations of Seller, are sufficient to convey title, and do not violate any provisions of any agreement to which Seller is a party or to which it is subject.

              (iii) Except as otherwise disclosed to Buyer in the Due Diligence Items, to the Seller's Knowledge (as hereinafter defined), there are no liens, security interests, covenants, conditions, restrictions, rights-of-way, easements or encumbrances of any kind or character whatsoever, encumbering the Property other than those set forth in the Title Report and/or Survey.

              (iv) There is no pending litigation which materially affects the use and operation of the Property or Seller's ability to fulfill all of its obligations under this Agreement.

              (v) Except as otherwise provided in the Due Diligence Items, to the Seller's Knowledge, Seller has not received any written notice from a governmental entity of a claim that the Property does not comply with all laws, ordinances, rules and regulations.

              (vi) Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as defined in the Internal Revenue Code ("Code")).

              (vii) To Seller's Knowledge, the documents delivered by Buyer to Seller pursuant to Section 4 are the material documents in the possession of Seller or its representative and agents relating to the Property and used by Seller in its operation of the Property.

              (viii) Except as provided in Section 7(e)(ii), Seller is not obligated to pay any Tenant Inducement Costs or Leasing Commissions with respect to any leases relating to the Property. For purposes hereof, the term "Tenant Inducement Costs" shall mean any out-of-pocket payments required under a lease to be paid by the landlord thereunder (including the cost of work to be performed by or on behalf of the landlord) to or for the benefit of the tenant thereunder, which is in the nature of a tenant inducement or concession, including, without limitation, tenant improvement costs, and other work allowances, lease buyout costs, free rental periods, legal fees and expenses and moving allowances; and the term "Leasing Commissions" shall mean any leasing commission payable to any third party broker in connection with a lease for the existing term of any lease in effect on the Agreement Date.

              (ix) Except as otherwise provided in the Due Diligence Items, to the Seller's Knowledge, there is no existing condemnation action with respect to the Property which would materially affect the use and operation of the Property.

              (x) To Seller's Knowledge, Seller has provided true and correct copies of all leases and amendments thereto pertaining to the Property.

              (xi) Seller shall not execute an assignment of any of the tenant leases or an assignment of any rent accruing under a tenant lease and shall not alter, modify or change in any material respect any of the tenant leases except in the ordinary course of Seller's business, or surrender, cancel or terminate the same except in the ordinary course of Seller's business, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

              The foregoing representations and warranties shall be in full force and effect on the Agreement Date and at the Closing. Such representations and warranties shall be deemed to have been reaffirmed and restated by Seller as of the Closing Date, except for any material change in any of the foregoing representations or warranties or any material breach thereof that occurs and which is expressly disclosed by Seller to Buyer in writing at any time and from time to time prior to the Closing (each a "Disclosure" and collectively, the "Disclosures"), which Disclosures shall thereafter be updated by Seller prior to the Closing Date. If any change in any of the foregoing representations or any breach of any of the foregoing warranties or agreements is a material change or breach, and Seller does not elect to cure such matters within twenty (20) business days after Seller's receipt of a written request from Buyer to do so, or does not agree in writing within said twenty (20) business day period to indemnify Buyer against and hold Buyer harmless from any and all losses, liabilities, claims, costs and expenses incurred by Buyer as a result thereof, then, notwithstanding anything contained herein to the contrary, Buyer, at its sole option, and as its sole remedy, may either (a) close and consummate the transaction contemplated by this Agreement, without reduction in the Purchase Price or (b) terminate this Agreement by written notice to Seller, whereupon the Title Company shall return the Deposit to Buyer and the parties shall have no rights or obligations hereunder, except for those which expressly survive any such termination. Such election shall be made by Buyer within five
(5) business days after receipt of notice from Seller that Seller has elected not to cure or indemnify Buyer with respect to such material change or breach. Failure of Buyer to cause Seller to receive notice of such election of Buyer within such five (5) business days period shall conclusively be construed as Buyer's having elected alternative (a) above. The Closing Date shall be postponed automatically, if necessary, to permit the full running of such thirty
(30)-day period. The term "Seller's Knowledge" as used herein means the actual knowledge (and not the implied or constructive knowledge) without any duty of investigation or inquiry of the following persons: David R. Daniels, Senior Asset Manager, who is the employee of Seller most knowledgeable regarding the accuracy of Seller's representations and warranties set forth herein. All covenants, agreements, representations and warranties made by Seller in this Agreement shall survive the Closing for no longer than twelve (12) months and written notification of any claim arising there from must be received in writing by Seller within such twelve (12) month period or such claim shall be forever barred and Seller shall have no liability with respect thereto. The aggregate liability of the Seller, with respect to all claims hereunder, shall not exceed $500,000.00. Notwithstanding the foregoing, no representation, warranty, covenant or agreement made in this Agreement by Seller shall survive the Closing relative to any matters disclosed in the Due Diligence Items or known to Buyer to be untrue or incorrect and of which Seller is not notified by Buyer prior to or at the Closing. Buyer is deemed to have constructive knowledge of all information contained in the Due Diligence Items that could be reasonably inferred from such Due Diligence Items. Buyer further acknowledges it has a duty of investigation and inquiry in determining whether or not the Property is suitable for its purpose.

              (b) Buyer hereby represents and warrants to Seller as follows: (i) Buyer is a limited partnership, duly organized and validly existing under the laws of the State of Delaware and is in good standing under the laws of the State in which the Property is located; (ii) all documents executed by Buyer which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Buyer, and are or at the Closing will be legal, valid, and binding obligations of Buyer, and do not and at the Closing will not violate any provisions of any agreement to which Buyer is a party or to which it is subject; (iii) Buyer shall furnish all of the funds for the purchase of the Property (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Property) and such funds will not be from sources of funds or properties derived from any unlawful activity; and (iv) Buyer is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and has such knowledge and experience in financial and business matters that Buyer is capable of evaluating the merits and risks of an investment in the Property.

      9. Leasing and Indemnification. Buyer acknowledges that Seller may continue its leasing activity through the Closing Date. Seller shall submit any prospective leases and any modifications, amendments, renewals (which are not pre-approved per the terms of the lease) or terminations (other than the pre-described end of term) of existing leases to Buyer for Buyer's reasonable consent which shall be deemed given if not received in writing by Seller within three (3) business days of Seller's written request for consent. Any costs of tenant finish and lease commissions with regard to new leases or renewal of current leases of the Property entered into subsequent to the Agreement Date and prior to Closing (the "New Leases"), shall be prorated between Buyer and Seller at Closing, provided the leases are approved in accordance with this paragraph, and subject to the prorations provisions of paragraph 7(e) above. Buyer shall indemnify Seller and Seller shall be fully released from any and all liability arising as a result of any Future Leasing Commissions due under any leasing commission agreements affecting the Property. "Future Leasing Commissions" shall be limited to those commissions resulting from the renewal or extension of any existing lease, the exercise of any options under an existing lease or the execution of a new lease after the Closing Date, and shall not include any commissions due and owing on or before the Agreement Date under the terms of any leases or leasing commission agreements in existence on the Agreement Date. Seller shall indemnify Buyer and Buyer shall be fully released from all liability arising as a result of any commissions due and owing on or before the Agreement Date under the terms of any leases or leasing commission agreements in existence on the Agreement Date.

      10. Condition of Property. At or before the Approval Date, Buyer will have approved the physical and environmental characteristics and condition of the Property, as well as the economic characteristics of the Property. Buyer hereby waives any and all defects in the physical, environmental and economic characteristics and condition of the Property which would be disclosed by such inspection. Buyer further acknowledges that neither Seller nor any of Seller's officers or directors, nor Seller's employees, agents, representatives, or any other person or entity acting on behalf of Seller (hereafter, for the purpose of this paragraph, such persons and entities are individually and collectively referred to as the "Seller"), except as otherwise expressly provided in paragraph 8(a) herein, have made any representations, warranties or agreements (express or implied) by or on behalf of Seller as to any matters concerning the Property, the economic results to be obtained or predicted, or the present use thereof or the suitability for Buyer's intended use of the Property, including, without limitation, the following: suitability of the topography; the availability of water rights or utilities; the present and future zoning, subdivision and any and all other land use matters; the condition of the soil, subsoil, or groundwater; the purpose(s) to which the Property is suited; drainage; flooding; access to public roads; or proposed routes of roads or extensions thereof. Buyer acknowledges and agrees that the Property is to be purchased, conveyed and accepted by Buyer in its present condition, "as is" and that no patent or latent defect in the physical or environmental condition of the Property whether or not known or discovered, shall affect the rights of either party hereto. Any documents furnished to Buyer by Seller relating to the Property including, without limitation, rent rolls, service agreements, management contracts, maps, surveys, studies, pro formas, reports and other information, including but not limited to the Due Diligence Items, shall be deemed furnished as a courtesy to Buyer but without warranty from Seller, unless covered by a representation or warranty given by Seller pursuant to paragraph 8(a). All work done in connection with preparing the Property for the uses intended by Buyer including any and all fees, studies, reports, approvals, plans, surveys, permits, and any expenses whatsoever necessary or desirable in connection with Buyer's acquiring, developing, using and/or operating the Property shall be obtained and paid for by, and shall be the sole responsibility of Buyer unless provided otherwise herein. Buyer has investigated and has knowledge of operative or proposed governmental laws and regulations including land use laws and regulations to which the Property may be subject and shall acquire the Property upon the basis of its review and determination of the applicability and effect of such laws and regulations. Except as provided in paragraph 8(a), Buyer has neither received nor relied upon any representations concerning such laws and regulations from Seller.

            Buyer, on behalf of itself and its employees, agents, successors and assigns attorneys and other representatives, and each of them, hereby releases Seller from and against any and all claims, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, whether alleged under any statute, common law or otherwise, directly or indirectly, arising out of or related to the condition, operation or economic performance of the Property.

            By signing in the space provided below in this paragraph 10, Buyer acknowledges that it has read and understood the provisions of this paragraph 10.

                              Buyer:  FIRST POTOMAC REALTY INVESTMENT, L.P.
                                       a Delaware limited partnership

                                     By: _______________________
                                     Its: _______________________

      11. Possession. Buyer shall have the right of possession on the Closing Date, provided, however, that Seller shall allow authorized representatives of Buyer reasonable access to the Property for the purposes of satisfying Buyer with respect to satisfaction of any conditions precedent to the Closing contained herein.

      12. Tax-Deferred Exchange. Buyer and Seller agree that, at either Buyer's or Seller's sole election, this transaction shall be structured as an exchange of like-kind properties under Section 1031 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations and proposed regulations thereunder. The parties agree that if either wishes to make such election, it must do so prior to the Closing Date, and the Closing Date shall not be extended as a result of such election. If either so elects, the other shall reasonably cooperate, provided any such exchange is consummated pursuant to an agreement that is mutually acceptable to Buyer and Seller and which shall be executed and delivered on or before the Closing Date. The electing party shall in all events be responsible for all costs and expenses related to the Section 1031 exchange and shall fully indemnify, defend and hold the other harmless from and against any and all liability, claims, damages, expenses (including reasonable attorneys' and paralegal fees and reasonable attorneys' and paralegal fees on appeal), proceedings and causes of action of any kind or nature whatsoever arising out of, connected with or in any manner related to such 1031 exchange that would not have been incurred by the non-electing party if the transaction were a purchase for cash. The provisions of the immediately preceding sentence shall survive closing and the transfer of title to subject Property to Buyer. Notwithstanding anything to the contrary contained in this paragraph, any such Section 1031 exchange shall be consummated through the use of a facilitator or intermediary so that Buyer shall in no event be requested or required to acquire title to any property other than the Property.

      13. Miscellaneous.


            (a) Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to be an adequate and sufficient notice if given in writing and service is made either by (i) personal delivery, in which case the service shall be deemed received the date of such personal delivery, (ii) nationally recognized overnight air courier service, next day delivery, prepaid, in which case the notice shall be deemed to have been received one (1) business day following delivery to such nationally recognized overnight air courier service, or (iii) at the time of being sent by facsimile if delivery thereof is confirmed by sender's receipt of a transmission report, generated by sender's facsimile machine, which confirms that the facsimile was successfully transmitted in its entirety and provided the facsimile was forwarded prior to 5:00 Central time, and to the following addresses or facsimile numbers:

    If to Seller:                                With a copy to:


    PRINCIPAL LIFE INSURANCE COMPANY             Principal Real Estate Investors, LLC
    c/o Principal Real Estate Investors, LLC     c/o Closing Department
    801 Grand Avenue                             801 Grand Avenue
    Des Moines, Iowa 50392-1360                  Des Moines, Iowa 50392-1360
    Attn:  Jeff Menz                             Attn:  Mari Larson
    Fax: 515-248-8090                            Fax: 515-248-4352
    Phone: 515-235-1604                          Phone: 515-246-7079



    If to Buyer:                                 With a copy to:


    First Potomac Realty Investment, L.P.        Armstrong Teasdale LLP
    7200 Wisconsin Avenue, Suite 310             One Metropolitan Square, Suite 2600
    Bethesda, Maryland 20814                     St. Louis, Missouri 63102
    Attn:  Nicholas R. Smith                     Attn:  Amit B. Shah, Esq.
    Fax: 301-986-9200                            Fax: 314-612-2349
    Phone: 301-986-5554                          Phone: 314-621-5070


            or such other address as either party may from time to time specify in writing to the other.

            (b) Brokers and Finders. Neither party has had any contact or dealings regarding the Property, or any communication in connection with the subject matter of this transaction, through any licensed real estate broker, entity, agent, commission salesperson, or other person who will claim a right to compensation or a commission or finder's fee as a procuring cause of the sale contemplated herein, except for Trammell Crow Company, whose commission shall be paid by Seller. In the event that any company, firm, broker, agent, commission salesperson or finder perfects a claim for a commission or finder's fee based upon any such contract, dealings or communication, the party through whom the company, firm, broker, agent, commission salesperson or finder makes his claim shall be responsible for said commission or fee and all costs and expenses (including reasonable attorneys' fees) incurred by the other party in defending against the same. No commission shall be paid or become payable unless the Closing actually occurs. The provisions of this subparagraph (b) shall survive Closing and any termination, cancellation or rescission of this Agreement.

            (c) Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, administrators and assigns and may be assigned by Buyer to an affiliated entity provided that (i) Buyer shall remain jointly and severally liable for the obligations contained in this Agreement; (ii) Buyer and any assignee, by accepting assignment of this Agreement, expressly agrees to defend and indemnify Seller from any litigation arising out of the assignment; (iii) no further assignment shall occur without the prior written consent of the Seller; (iv) written notice of the assignment, including the name of the Assignee, is provided to Seller no fewer than five (5) business days prior to Closing; and
(v) Buyer shall provide to Seller at Closing an Assignment and Assumption of Real Estate Purchase and Sale Agreement in the form attached hereto as EXHIBIT F, executed by both Buyer and Assignee.

            (d) Amendments and Terminations. Except as otherwise provided herein, this Agreement may be amended or modified by, and only by, a written instrument executed by Seller and Buyer.

            (e) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which the Property is located.

            (f) Merger of Prior Agreements. This Agreement supersedes all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

            (g) Enforcement. In the event either party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys' fees. Buyer and Seller both acknowledge each has been advised by counsel as to their respective rights, duties and obligations in this Agreement and have had ample opportunity to negotiate same. Thus, both Buyer and Seller acknowledge that any ambiguity in this Agreement should not necessarily be resolved against the drafter of this Agreement.

            (h) Time of the Essence. Time is of the essence of this Agreement.

            (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but such counterparts when taken together shall constitute but one Agreement.

            (j) Survivability. Except as otherwise provided herein, the covenants contained in this Agreement shall survive the closing of the purchase and sale and shall not be deemed merged in the deed, but shall remain in full force and effect.

            (k) No Recordation. Neither Seller nor Buyer shall record this Agreement or memorandum thereof in or among the land or chattel records of any jurisdiction.

            (l) Proper Execution. The submission by Seller to Buyer of this Agreement in unsigned form shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Buyer or impose any obligations on Seller irrespective of any reliance thereon, change of position or partial performance until Seller shall have executed this Agreement and the Deposit shall have been received by the Title Company.

            (m) Computation of Time. The time in which any act is to be done under this Agreement is computed by excluding the first day, and including the last day, unless the last day is a holiday or Saturday or Sunday, and then that day is also excluded. Unless expressly indicated otherwise, (a) all references to time shall be deemed to refer to Central time, and (b) all time periods shall expire at 5:00 p.m. Central time.

            (n) Exclusivity. Seller agrees to not actively solicit offer to purchase from other prospective purchasers on or after the Agreement Date unless Buyer defaults under the terms of this Agreement, fails to timely make the Deposit required hereunder or either party terminates this Agreement according to the terms contained herein.

            (o) Titles and Captions. Titles and captions are for convenience only and shall not constitute a portion of this Agreement. References to paragraph numbers are to paragraphs in this Agreement, unless expressly stated otherwise.

            (p) Interpretation. As used in this Agreement, masculine, feminine or neuter gender and the singular or plural number shall each be deemed to include the others where and when the context so dictates. The word "including" shall be construed as if followed by the terms "without limitation." If a dispute over the interpretation or construction of any provision, term or word contained in this Agreement, this document shall be interpreted and construed neutrally, and not against either Buyer or Seller.

            (q) Severability. If any term or provision of this Agreement, or its application to any party or set of circumstances, shall be held, to any extent, invalid or unenforceable, the remainder of this Agreement, or the application of the term or provision to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected, and each shall be valid and enforceable to the fullest extent permitted by law.

            (r) Disclosure of Information. Seller acknowledges that Buyer, prior to the Closing, intends to register its securities with the United States Securities and Exchange Commission (the "SEC") in connection with its initial public offering. Seller acknowledges that the rules and regulations promulgated by the SEC may require Buyer to disclose certain basic information concerning this Agreement and the transactions contemplated herein in a prospectus and/or other documents to be filed with the SEC. The parties agree that Buyer shall be permitted to make such disclosures and that such disclosures shall not constitute a breach or a violation of that certain Letter Agreement dated January 23, 2003 between the parties a copy of which is attached hereto as Exhibit E to this Agreement. The Letter Agreement shall be amended and modified to the extent provided in this paragraph.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                      Seller:

                                      PRINCIPAL LIFE INSURANCE COMPANY,
                                      an Iowa corporation

                                      By:  PRINCIPAL REAL ESTATE
                                           INVESTORS, LLC, a Delaware limited
                                           liability company, its
                                           authorized signatory



                                           By: /s/ JEFFREY MENZ
                                              --------------------------------

                                           Its: Managing Member
                                               -------------------------------


                                      Buyer:


                                      FIRST POTOMAC REALTY INVESTMENT,
                                      L.P., a Delaware limited
                                      partnership



                                      By: /s/ NICHOLAS R. SMITH
                                         -------------------------------------

                                      Its: Executive Vice President
                                          ------------------------------------

                                      Buyer's Social Security Number or Tax
                                      Identification Number: 52-2057842

                                    EXHIBIT A

                                Legal Description

All that certain tract, piece or parcel of land with all improvements thereon and appurtenances thereunto belonging, lying and being in Fairfield District, Henrico County, Virginia, containing 16.913 acres as shown on the plat of survey by J.K. Timmons & Associates, P.C., dated May 12, 1994, last revised July 11, 1994, entitled "ALTA/ACSM LAND TITLE SURVEY SHOWING IMPROVEMENTS ON A PARCEL OF LAND LYING ON THE NORTH LINE OF J.E.B. STUART PARKWAY (ALONG WITH A 30' INGRESS & EGRESS EASEMENT), FAIRFIELD DISTRICT, HENRICO COUNTY, VIRGINIA" (the "Plat"), a copy of which is recorded in Plat Book 98, pages 199 and 200, and being more particularly bounded and described in accordance with the Plat as follows:

Beginning at a point on the north line of J.E.B. Stuart Parkway marked P.O.B. 'A', said point being 1,017.00 feet from the intersection of the north line of Virginia Center Parkway and the north line of J.E.B. Stuart Parkway extended; thence leaving said north line of J.E.B. Stuart Parkway along a curve to the left having a radius of 150.00 feet and a length of 99.67 feet to a point; thence S 50(degree) 00' 20" W, 237.35 feet to a point; thence S 34(degree) 00' 00" W, 286.00 feet to a point; thence S. 66(degree) 00' 00" W, 213.00 feet to a point; thence N 86(degree) 00' 00" W, 165.00 feet to a point; thence N 75(degree) 00' 00" W, 139.00 feet to a point; thence N 66(degree) 00' 00" W,
330.00 feet to a point; thence N 5(degree) 49' 35" W, 545.00 feet to a point; thence N 75(degree) 57' 35" E, 29.73 feet to a point; thence N 53(degree) 00' 00" E, 245.00 feet to a point; thence N 81(degree) 16' 35" E, 184.70 feet; thence S 62(degree)30' 25" E, 653.65 feet to a point; thence S 83(degree) 24' 34" E, 78.09 feet to a point; thence S 81(degree) 24' 42" E. 128.86 feet to a point; thence along a curve to the right having a radius of 188.82 feet and a length of 150.91 feet to a point; thence S 35(degree) 37' 08" E, 41.47 feet to a point on the north line of J.E.B. Stuart Parkway; thence along the said north line of J.E.B. Stuart Parkway S 53(degree) 48' 42" W, 97.47 feet to the point and place of beginning.

Together with a non-exclusive easement for ingress and egress to and from the Property and U.S. Route 1 thirty (30) feet in width within the area containing
0.689 acre designated as "30' INGRESS & EGRESS EASEMENT" on the Plat (the "Access Easement"), and to which plat reference is made for a more particular description of the Access Easement.

Together with two (2) perpetual, non-exclusive, easements each sixteen (16) feet in width to construct, operate, maintain and replace underground drainage pipes, including accessories and appurtenances thereto (the "Drainage Easements"), between the southern boundary of the Property and the creek located south of the Property, at the locations which are shown as "PROPOSED 16' DRAINAGE EASEMENT" on the plat of survey by J.K. Timmons & Associates, P.C., dated May 12, 1994, last revised July 11, 1994, entitled "PLAT SHOWING VARIOUS EASEMENTS ACROSS THE PROPERTY OF VIRGINIA CENTER, INC., FAIRFIELD DISTRICT, HENRICO COUNTY, VIRGINIA" (the "Easement Plat") a copy of which is recorded in Plat Book 98, pages 201 and 202.

Together with a perpetual, non-exclusive, easement to maintain, repair and replace a flagpole within the area ten (10) feet in width and twenty (20) feet in length along and adjacent to the western boundary of the Property at the location shown as "PROPOSED 10' X 20' FLAGPOLE EASEMENT 0.005 ACRE" on the Easement Plat (the "Flagpole Easement").

The Access Easement, the Drainage Easement and the Flagpole Easement are more fully described in deed dated November 29, 1994, recorded December 1, 1994, in the Clerk's Office, Circuit Court, Henrico County, Virginia, in Deed Book 2558, page 499.

BEING the same real estate conveyed to Principal Life Insurance Company, an Iowa corporation, by deed from Highwoods Realty Limited Partnership, a North Carolina limited partnership, dated July 28, 1999, recorded August 2, 1999, in the Clerk's Office, Circuit Court, Henrico County, Virginia, in Deed Book 2935, page 1486.

                                    EXHIBIT B

            ASSIGNMENT AND ASSUMPTION OF LESSOR'S INTEREST IN LEASES


      This Agreement by and between PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation (hereinafter called "Assignor") and ______________________________ (hereinafter called "Assignee")

                              W I T N E S S E T H:

      WHEREAS, Assignor as lessor entered into those certain lease agreements as more particularly set out in Exhibit "B" attached hereto (herein called the "Leases"); and

      WHEREAS, Assignor now desires to transfer and assign to Assignee all of Assignor's interest in and to the lessor's rights, obligations and interest under the Leases.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration in hand paid to Assignor, the receipt and sufficiency of which is hereby acknowledged, Assignor does hereby grant, convey, transfer and assign to Assignee, its successors and assigns, all of Assignor's interest in the Leases, covering all or portions of the real property described in Exhibit "A" attached hereto and made a part hereof. Assignor is also hereby assigning and transferring to Assignee any security deposits held by Assignor under the Leases. Assignee hereby assumes any and all obligations of Assignor under such leases and agrees to perform all of the terms, covenants, and conditions of the Leases on part of Assignor required therein to be performed.

      Assignor hereby agrees to indemnify and hold Assignee harmless from and against any and all liabilities (including, without limitation, court costs and reasonable attorneys' fees) which Assignee may incur as a result of third party personal injury claims arising before the date hereof or any failure of Assignor to perform the duties of "Landlord" or "Lessor" under the Leases arising prior to the date hereof, except to the extent any such liabilities (other than third party tort claims) are based on the physical condition or environmental condition of the Property or the failure of the Property to comply with applicable requirements of governmental authorities.

      EXECUTED this ____ day of __________________, 2003.

                                      PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation

                                      By:    PRINCIPAL REAL ESTATE
                                             INVESTORS, LLC, a Delaware limited
                                             liability company, its authorized
                                             signatory


                                             By:________________________________
                                             Title:_____________________________

                                             By:________________________________
                                             Title:_____________________________


                                      ___________________________


                                      By:_______________________________________
                                      Title:____________________________________

                                    EXHIBIT C

                            NON-FOREIGN CERTIFICATION

      To inform ____________________________________, a ____________________
("Buyer"), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended ("Code") will not be required upon the transfer of certain real property to the Buyer by PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation ("Seller"), the undersigned hereby certifies the following on behalf of the Seller:

      1. The Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

      2. The Seller's U.S. employer identification/social security number is ___________________________; and

      3. The Seller's office address is:

               711 High Street
               Des Moines, Iowa 50392

      The Seller understands that this Certification may be disclosed to the Internal Revenue Service by the Buyer and that any false statement contained herein could be punished by fine, imprisonment, or both.

      Under penalty of perjury I declare that I have examined this Certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Seller.

Dated:  _____________________
                                      PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation

                                      By:    PRINCIPAL REAL ESTATE
                                             INVESTORS, LLC, a Delaware limited
                                             liability company, its authorized
                                             signatory

                                              By:_______________________________
                                              Its:______________________________

                                             By:________________________________
                                             Its:_______________________________

                                    EXHIBIT D

                                Notice to Tenant

RE:

Dear ______________:

Please be advised that effective __________________, the undersigned has sold the above-referenced project to ________________. Effective _________________, all future rental payments should be sent to the following

                        _______________________________
                        _______________________________
                        _______________________________

Any questions regarding maintenance and management of the property should be addressed to:

                        _______________________________
                        _______________________________
                        _______________________________



Respectfully,



By_______________________________





           NOTE TO BUYER: PLEASE PROVIDE THE NECESSARY INFORMATION FOR
                  THIS DOCUMENT TO SELLER AS SOON AS AVAILABLE

                                    EXHIBIT E

                            CONFIDENTIALITY AGREEMENT

                                    Attached

                                    EXHIBIT F

                          ASSIGNMENT AND ASSUMPTION OF
                     REAL ESTATE PURCHASE AND SALE AGREEMENT

      THIS ASSIGNMENT AND ASSUMPTION OF REAL ESTATE PURCHASE AND SALE AGREEMENT (this "Assignment") is made and entered into this ___ day of __________, _____, by and between _____________________________, a ________________________
("Assignor"), and ______________________________, a __________________________,
("Assignee").

      WHEREAS, Assignor entered into that certain Real Estate Purchase and Sale Agreement dated _____________, _____, [as amended by that certain
__________________________ dated _______________, ______] ("Purchase Agreement")
for that certain real property known as __________________________, with _________________________________, a ______________________
("Principal"/"Petula"/"Patrician"/"PNLI", etc.), and

      WHEREAS, Assignor wishes to assign to Assignee its rights pursuant to the Purchase Agreement, relating to the purchase of that certain real property, with all improvements and appurtenances thereto more particularly described in the Purchase Agreement.

      NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to the Purchase Agreement in order to expressly confer upon Assignee all of the benefits of a successor, assign or nominee of Assignor under the Purchase Agreement.

      Nothing in this Assignment shall be deemed to release Assignor from being directly liable to Principal under the Purchase Agreement.

      By executing this Assignment, Assignee hereby accepts the assignment of and assumes the obligations set forth in the Purchase Agreement, as aforesaid.

      Assignor will indemnify, defend and hold harmless Principal for any damages, including attorneys fees and litigation costs from any suit, claim, demand or proceeding arising out of the Assignment or by a breach of this Assignment.

      Assignor hereby covenants and warrants to Principal that Assignee is the only assignee of the Purchase Agreement and Assignee hereby covenants and warrants to Principal that Assignee (i) is in good standing under the laws of the State in which the Property is located; (ii) all documents executed by Assignee which are to be delivered to Seller at Closing are or at the Closing will be duly authorized, executed, and delivered by Assignee, and are or at the Closing will be legal, valid, and binding obligations of Assignee, and do not and at the Closing will not violate any provisions of any agreement to which Assignee is a party or to which it is subject;

(iii) Assignee shall furnish all of the funds for the purchase of the Property (other than funds supplied by institutional lenders which will hold valid mortgage liens against the Property) and such funds will not be from sources of funds or properties derived from any unlawful activity; and (iv) Assignee is a sophisticated investor with substantial experience in investing in assets of the same type as the Property and has such knowledge and experience in financial and business matters that Assignee is capable of evaluating the merits and risks of an investment in the Property.

      This Assignment shall be governed by, and construed in accordance with, the laws of the State of ___________________. This Assignment may be executed in counterparts, including facsimile counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the date and year first set forth herein.

                                      ASSIGNOR:

                                      ____________________________, a
                                      ________________

                                      By:  ____________________________

                                      By:  ____________________________


                                      ASSIGNEE:

                                      __________________________, a
                                      __________________

                                      By:   ___________________________

                                      By:   ___________________________


                                      Consented to by:

                                      [Principal/Petula/Patrician/PNLI, etc.], a
                                      __________________

                                      By:  ______________________________

                                      By:  ______________________________

                                    EXHIBIT G

           ASSIGNMENT OF WARRANTIES, GUARANTIES, AND SERVICE CONTRACTS


      This Assignment, made as of the ______ day of _________________, by PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation, hereinafter referred to as "Assignor," to ____________________________________________, a
_______________________, as "Assignee."

                              W I T N E S S E T H:

   FOR VALUE RECEIVED, Assignor hereby grants, transfers and assigns to Assignee all of Assignor's interest in and to any and all warranties and guaranties, management agreements, maintenance and service agreements, and equipment leases, if any, to the extent such warranties and guaranties, agreements and leases are assignable, pertaining to any construction, repairs, equipment, personal property, intangible property and improvements located on the real property described in Exhibit "A" attached hereto in _________________ County, ______________________. Assignee hereby assumes any and all obligations of Assignor under such warranties and guaranties, agreements and leases and agrees to perform all of the terms, covenants, and conditions on the part of Assignor required therein to be performed.

      Assignor will cooperate with Assignee to secure performance by any warrantor for any work which the Assignee believes should be performed by any warrantor pursuant to such guaranties or warranties.

      Assignor shall indemnify Assignee as to any amounts due and owing under service contracts which were incurred by Assignor prior to the Closing Date but not paid by Assignor.

      This Assignment shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

                                      PRINCIPAL LIFE INSURANCE COMPANY, an Iowa corporation

                                      By:  PRINCIPAL REAL ESTATE INVESTORS,
                                           LLC, its authorized signatory

                                           By:__________________________________
                                           Title:_______________________________

                                           By:__________________________________
                                           Title:_______________________________

                                    EXHIBIT H

                                      Deed

Prepared by:
______________
______________                                 Consideration:  $________________

                            DEED OF BARGAIN AND SALE

      THIS DEED, executed as of the _____ day of ____________________, _______,
between ________________________, a ____________________ (the "Grantor"), and
___________________________, a _____________________ (the "Grantee"), whose address is __________________________________________, provides:

      THAT for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby grants and conveys to the Grantee with Special Warranty the real estate described on Exhibit "A" attached hereto, together with all improvements thereon and appurtenant rights thereunto belonging (the "Real Estate").

      The Real Estate is conveyed subject to all recorded easements, conditions, restrictions, agreements and encumbrances that lawfully apply to the Real Estate or any part thereof.

      TO HAVE AND TO HOLD the Real Estate, together with all rights, privileges, and advantages thereunto belonging or appertaining to the Grantee, its successors and assigns, forever.

      IN WITNESS WHEREOF, the Grantor has caused this Deed to be executed by its duly authorized officer as of the date first above written.

                                            GRANTOR

                                            ________________________________, a
                                            ___________________________

Tax I.D. # __________________               By  ______________________________
                                            Its ______________________________


                                            By  ______________________________
                                            Its ______________________________

                                    EXHIBIT I

                          TENANT ESTOPPEL CERTIFICATES


                                ____________ 2003

[Lender name and address]

[Buyer name and address]

Ladies and Gentlemen:

The undersigned certifies to _______________ ("Buyer") and ________________
("Lender") as of the date hereof as follows:

1. It is the tenant under a lease dated ___________________, ___ (the "Lease") between _________________________________, as landlord (together with its successors and assigns, "Landlord"), and the undersigned, as tenant ("Tenant"), for approximately _________ rentable square feet (the "Leased Premises") in the building located at __________________________ __________________ (the
"Building"). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as follows:
________________________________________________ There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Building.

3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. The term of the Lease commenced on ______________________, _____,and expires on _____________________ _____, subject to the following renewal options:

4. The monthly fixed, minimum or basic rent under the Lease is $__________ and has been paid through the month of _____________. All additional rent, percentage rent, Tenant's proportionate share of real estate taxes, insurance and operating expenses and all other sums or charges due and payable under the Lease by Tenant have been paid in full and no such additional rents, percentage rents or other sums or charges have been paid for more than one (1) month in advance of the due date thereof.

5. The amount of the security deposit is $____________

6. To the best of Tenant's knowledge, both Tenant and Landlord have performed all of their respective obligations under the Lease and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord under the Lease.

7. Tenant has no claim against Landlord and no offset or defense to enforcement of any of the terms of the Lease. Tenant has not advanced any funds for or on behalf of Landlord for which tenant has a right to deduct from or offset against future rent payments.

8. All improvements required to be completed by Landlord have been completed and there are no sums due to Tenant from Landlord. Landlord has not agreed to grant Tenant any free rent or rent rebate or to make any contribution to tenant improvements. Landlord has not agreed to reimburse Tenant for or to pay Tenant's rent obligation under any other lease.

9. Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

10. Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Building. Tenant does not have any right or option for additional space in the Building.

11. No voluntary actions or, to Tenant's best knowledge, involuntary actions are pending against Tenant under the bankruptcy laws of the United states or any state thereof.

12. In the event that Lender succeeds to the interest of Buyer as successor to Landlord, then Tenant hereby agrees to attorn to and accept Lender and to recognize Lender as its landlord under the Lease for the then remaining balance of the term thereof and, upon request of Lender, Tenant shall execute and deliver to Lender an agreement of attornment reasonably satisfactory to Lender.

The undersigned individual hereby certifies that he or she is duly authorized to sign. acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that you will rely on this letter in making a loan or otherwise extending credit to Buyer. The information contained in this letter shall be for your benefit and for the benefit of your successors and assigns.

                                      Very truly yours,


                                      __________________________________________


                                      By:  _____________________________________
                                           Name:
                                           Title:

                                   SCHEDULE I

1. Phase I Environmental Site Assessment Prepared by: Froehling & Robertson, Inc., dated June 10, 1999.

                                   SCHEDULE II

                     List of Tenant Deposits Held by Seller

The cash deposits are:

      - Suite 1029 - Service Partners: $8,495.69 + $6,095.98 per 4th Lease Amendment

      -     Suite 1047 - R. Kimball: $1,941.06

      -     Suite 1001 - Rose: $1,406.64

      -     Suite 1054 - Schnabel: $4,583.33

      -     Suite 1058 - Allegro: $2,597.46

      -     Suite 1031 - Professional Products: $15,420.59

Additionally, we are holding the following deposits even though the leases do not require a deposit:

      -     Suite 1049 - CIS (f/n/a STI): $2,510.00

The following security deposits are either being applied to past due rent or being returned to the Tenant(s); therefore, the Buyer will not be receiving a credit at Closing:

      -     Suite 1045 - Core Resources: $2,289.46

      -     Suite 1056 - Paar Physica: $2,496.43

      -     Suite 101 - Comcast: $1,800.00


                                       2